UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

CURRENT REPORT

PURSUANT TO SECTION 14(C)
OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 25, 2010

SMART KIDS GROUP, INC.
 (Exact name of registrant as specified in its charter)

FLORIDA
(State or other jurisdiction of incorporation)

333-153294
(Commission File Number)

05-0554762
(IRS Employer Identification No.)

Suite 109, 2005 Tree Fork Lane
Longwood, FL 32750
(Address of principal executive offices and Zip Code)

(780) 222-6257
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Copies to:
The Sourlis Law Firm
Virginia K. Sourlis, Esq.
214 Broad Street
Red Bank, New Jersey 07701
T: (732) 530-9007
F: (732) 530-9008
www.SourlisLaw.com

Check the appropriate box:

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☐	Definitive Information Statement

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WE ARE NOT ASKING YOU FOR A PROXY
 AND YOU ARE REQUESTED NOT TO SEND US A PROXY

SMART KIDS GROUP, INC.
Suite 109, 2005 Tree Fork Lane
Longwood, FL 32750

NOTICE OF ACTION BY WRITTEN CONSENT
OF A
MAJORITY OF THE OUTSTANDING VOTING SECURITIES
TAKEN AS OF OCTOBER 25, 2010

To the Stockholders of Smart Kids Group, Inc.:

Smart Kids Group, Inc., a Florida corporation (the “Company”), hereby notifies its stockholders of record that the majority of stockholders signed a written consent on October 25, 2010 at the Company’s offices, to vote on the following proposal:

To amend Article V of the Corporation’s Articles of Incorporation to provide that the capital stock of the Corporation be increased to 940,000,000 shares, including 900,000,000 shares of common stock and 40,000,000 shares of preferred stock, each with a par value of $0.0001 per share.

The foregoing actions are expected to take affect at least 21 days after the filing of a Definitive Information Statement, scheduled for November 4, 2010 at the earliest, which is November 25, 2010 (the “Effective Date”). You have the right to receive this notice if you were a stockholder of record at the close of business on October 25, 2010 (the "Record Date").

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The accompanying Information Statement is furnished only to inform our stockholders of the action described above before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended.

Longwood, Florida October 25, 2010	/s/ JOSEPH DIFRANCESCO Joseph DiFrancesco Chief Executive Officer and Co-Chairman of the Board

PRELIMINARY INFORMATION STATEMENT

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934 AND
REGULATION 14C THEREUNDER

SMART KIDS GROUP, INC.
Suite 109, 2005 Tree Fork Lane
Longwood, FL 32750

We are furnishing this Information Statement to the stockholders of Smart Kids Group, Inc., a Florida corporation (the “Company”), to provide a description of actions taken by written consent of the holders of a majority of the outstanding shares of the Company’s voting securities that were entitled to vote on such actions. As of the date of this Information Statement, there were 400,000,000 shares of Common Stock authorized of which 354,917,209 shares of common stock issued are and outstanding. Each share of common stock is entitled to one vote. There is currently no preferred stock authorized. The persons owning a majority of the voting power of the Company have adopted resolutions to effect the actions described herein.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

An Information Statement will be mailed on or about November 4, 2010 to stockholders of record as of the close of business on October 25, 2010 (the “Record Date”). The Information Statement is being delivered only to inform you of the corporate action described herein before it takes effect, in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This information statement is circulated to advise the stockholders of actions to be taken without a meeting upon the written consent of the holders of a majority of the outstanding shares of the voting capital stock of the Company. Management is not soliciting proxies because a sufficient number of shares have provided written consent to the actions.

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the common stock held of record as of the Record Date by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

NO VOTE OR OTHER CONSENT OF OUR STOCKHOLDERS IS SOLICITED IN CONNECTION WITH THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

The matter upon which action is being taken is::

To amend Article V of the Corporation’s Articles of Incorporation to provide that the capital stock of the Corporation be increased to 940,000,000 shares, including 900,000,000 shares of common stock and 40,000,000 shares of preferred stock, each with a par value of $0.0001 per share.

Pursuant to a Joint Written Consent of the Company’s Board of Directors and Majority Stockholders, on October 25, 2010, the Board of Directors and Majority Stockholders jointly approved of the proposal in this Information Statement. The Board of Directors decided to increase the Company’s authorized common stock from 400,000,000 to 900,000,000 and to authorize 40,000,000 “blank check” preferred stock to issue shares in future financings or corporate transactions, if any, or for compensation for services rendered by various individuals or entities.

The approval by the stockholders will not become effective until 21 days from the date of mailing of a Definitive Information Statement to our stockholders. Stockholders holding a majority of the voting securities have not consented to or considered any other corporate action except as the action described herein.

If the proposed action was not adopted by written majority stockholder consent, it would have been necessary for the action to be voted upon by the Company’s stockholders at an Annual Stockholder’s Meeting for the specific purpose of approving such action.

Because stockholders holding at least a majority of the voting rights of our outstanding voting securities on the Record Date have voted in favor of the foregoing proposal, and have sufficient voting power to approve such proposal through their ownership of voting securities, no other stockholder consents will be solicited in connection with the transactions described in this Information Statement. Pursuant to Rule 14c-2 under the Exchange Act, the proposal will not become effective until a date at least 21 calendar days after the date on which a Definitive Information Statement is first mailed to the stockholders as of the Record Date. We anticipate that the actions contemplated herein will be effected on or about the close of business on November 25, 2010 (the “Effective Date”).

There were 354,917,209 shares of common stock issued and outstanding at the close of business on the Record Date. Each stockholder is entitled to one vote per share of common stock held by such person. The persons owning a majority of the voting power of the Company have adopted resolutions to effect the above-listed action.

Dissenter's Rights of Appraisal

The Florida Revised Statutes do not provide for dissenter's rights of appraisal in connection with the above-listed actions.

CAUTIONARY STATEMENT REGARDING
FORWARD LOOKING INFORMATION

This Information Statement and other reports that we file with the SEC contain certain forward-looking statements relating to our future financial performance or future events. Forward-looking statements give our current expectations and forecasts of future events. All statements other than statements of current or historical fact contained in this Information Statement, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” and similar expressions, as they relate to our business, or us are intended to identify forward-looking statements. These statements are based on our current plans, and our actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Any or all of the forward-looking statements in this Information Statement may turn out to be inaccurate. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. The forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and assumptions. We undertake no obligation to publicly revise these forward-looking statements to reflect events occurring after the date hereof. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this Information Statement.

For a detailed discussion of these and other risk factors, please refer to our filings with the SEC on Forms 10-K, 10-Q and 8-K. You can obtain copies of these reports and other filings for free at the SEC’s Web site at http://www.sec.gov/ or from commercial document retrieval services.

GENERAL COMPANY INFORMATION

Smart Kids Group, Inc. (throughout this report referred to as “we,” “us,” “the Company,” “Smart Kids Group” or “SKGP”) is a development stage company incorporated in the State of Florida on February 11, 2003. From our inception, we have not generated any revenues and as of June 30, 2010, we have incurred a net loss of $2,261,473. As of June 30, 2010, we had $112 in cash on hand, total assets of $407,291, total liabilities of $650,739, an accumulated deficit of $2,261,473 and a stockholders’ deficit of $243,448. In their report for fiscal year ended June 30, 2010 and 2009, our auditors expressed substantial doubt as to our ability to continue as a going concern.

Based on the Be Alert Bert® and Gina D Brand Library® intellectual property we sublicense from affiliate companies, we have developed educational and entertaining media products (television shows, video, music and books) relating to Be Alert Bert® character and his friends, and the Gina D Brand Library®. Our media products are intended to entertain and educate children ranging from the age of six through twelve years old with a particular focus on children’s personal safety, health and fitness and related issues. Our products are sometimes referred to in this Report as “EDUtainment products.” EDUtainment is a genre of children’s products that serve to educate as well as entertain children.

We plan to use the Be Alert Bert® and Gina D Brand Library® children oriented characters and products that we license as a common theme of recognition to develop a children’s website, “Smart Kids Community”, which is intended to be launched in the First Quarter of 2011 contingent upon our ability to obtain sufficient financing. Through this membership website, we intend to offer for sale, videos, music, books and other Be Alert Bert® and Gina D Brand Library® content that we sublicense from affiliates, as well as new content and merchandise we will develop and own. We anticipate that we will require approximately $2 million to complete and launch and market this website. While no arrangements have been made, we intend to obtain the necessary financing for this project through the sale of equity securities in the near future. We also plan to develop a character based children’s TV series for release in 2010.

A detailed description of our business and strategic business plan is more fully described in the section entitled “Our Business” section of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on October 14, 2010. Investors are encouraged to read such section as well as consider the risk factors in this report.

Exclusive Sub-Licensing Agreement with Smart Kids International Holdings, Inc.

All intellectual property relating to Be Alert Bert® including the trademarks and work product that the Company currently works with are under an exclusive sublicense agreement with Smart Kids International Holdings, Inc., (“SKIH”) which leases all of the intellectual property relating to Be Alert Bert® from Mr. Shergold, the Company’s President, Chief Creative Officer and Co-Chairman of the Board. This sublicense agreement has been effective since June 20, 2005, at an annual fee of $60,000. Effective January 1, 2010, this licensing agreement was the subject of the Board of Directors’ resolution to no longer accrue licensing fees for this agreement until further notice. On June 25, 2010, 18,421,000 restricted common shares were issued in exchange for the outstanding and accrued licensing fees as of December 31, 2009 in the amount $184,211 at a per share price of $0.01.

The term of the sublicense agreement is 25 years. We also have the option to extend the sublicense agreement in perpetuity. The royalty fee under the sublicense agreement is $5,000 per month. SKIH has the right to terminate, if not otherwise cured within 45 days after notice, the sublicense agreement in the event we become insolvent, file bankruptcy proceedings either voluntary or involuntary, abandon the sublicense, assign the sublicense without SKIH’s written consent, fail to observe or perform any of our obligations under the sublicense agreement, or if there is a change of control of our Company. Upon the expiration or termination of the sublicense agreement, we have the right to sell any licensed products on hand as of the expiration date or termination of the sublicense agreement subject to the payment of royalties to SKIH, if applicable.

The sublicense allows us to use the trademarks, domain names and copyrights, concepts and characters in connection with the manufacture, distribution, sale, global advertisement, and otherwise ability to profit from the products relating to such Be Alert Bert® intellectual property. Our sublicense also permits us to create new stories and products utilizing the sublicensed intellectual property and to license and otherwise profit from those newly created stories and products. All newly created stories and products generated from the sublicensed intellectual property will be owned by us, without any additional payment owed to SKIH aside from the monthly royalty fee.

The licensed intellectual property relating to Be Alert Bert® television series consist of 31 episodes featuring “Bert the Bee” and are available in both English and Spanish. We intend to generate revenue from this series through licensing contracts with TV stations and through sales to the public through our planned “Live at the Hive” website discussed below. There are currently no residual revenues being generated by the television series because the licensing fees were paid up front on a one-time, flat-fee basis, and the contract term is still active.

Upon expiration of the existing terms pursuant to our outstanding licensing agreements with TV stations, we will attempt to renegotiate renewal agreements upon similar terms or through bartering for advertisement TV time. License renewals are expected to commence towards the end of 2010.

We plan to use children-oriented characters and products as a common theme to develop our main relating to Be Alert Bert® children’s website, “Live at the Hive” (www.liveatthehive.com), which we intend to launch either in the Fourth Quarter of 2010, or First Quarter of 2011. The Company intends to charge an annual membership fee (after a 30 day trial period) of $19.99 per family which will provide them with access to some of our content and through which they will be able to purchase our videos, music, books and other content that we either sublicense or produce. Revenue from this source is intended to provide us with short-term operating funds.

3D Future Vision, Inc. Exclusive Licensing Agreement

Effective September 9, 2010, SKGP and 3D Future Vision, Inc., a Florida corporation ("3DFV”), entered into a License Agreement (the “License Agreement”) on an exclusive basis for a term of twenty five (25) years. Pursuant to the License Agreement, 3DFV grants certain rights under its proprietary intellectual property related to the Gina D Brand Library® intellectual property inventory (“Licensed IP”) to SKGP to make, have made, import, use, offer for sale, promote, distribute, sell products and processes, and otherwise commercially exploit the Licensed IP in all fields and any manner as deemed necessary in the sole discretion of the Company.

In consideration for the execution of the License Agreement and for the exclusivity of the license, SKGP has agreed to pay a one-time fee of $263,008 to the owners of 3DFV, Mr. Joseph DiFrancesco and his spouse Bernadette,  and issue an amount of shares of SKGP common stock to 3DFV equivalent to render 3DFV’s percentage of stock ownership in the Company equal to that of Mr. Richard Shergold, the Company’s President and Co-Chairman of the Board of Directors , who currently owns 156,949,209 shares (44.22%). This issuance to 3DFV will amount to approximately 156,949,209 shares of the Company’s common stock. As of October 14, 2010, 3DFV has been issued 100,000,000 shares of restricted common stock; the remaining shares of restricted common stock have yet to be issued subject to the requisite filings with the SEC to increase the number of authorized shares of common stock.   In addition, 3DFV’s President, Mr. Joseph DiFrancesco, has been appointed as the SKGP’s Chief Executive Officer and Co-Chairman of the Board of Directors pursuant to a written consent of the majority shareholders of the Company in lieu of a meeting of shareholders. Pursuant to the License Agreement, Mr. DiFrancesco was granted the right to appoint an additional board member in his sole and absolute discretion, and he subsequently appointed Mr. Michael Gibilisco for consideration. Mr. Gibilisco was subsequently elected to the Board by a majority vote of the shareholders.

3DFV and Richard Shergold will be issued the number restricted common shares for the amount agreed upon which is 200 million shares each in total.  A change of control clause exists in the licensing agreement for SKGI, but will be amended to be an even split between SKGP and 3DFV.

There are no material relationships between the Company or its affiliates and any of the parties to the License Agreement, other than with respect to the License Agreement.

The exclusive license gives SKGP exclusive worldwide rights to the Gina D Brand Library® and creates a working partnership with 3D Future Vision in an effort to create a revenue stream by marketing and selling DVD's, CD's, toys, and other ancillary products derived from the Gina D Brand Library® of television programs, valued at $7,500,000. In addition, the license allows SKGP to sell 2D to 3D conversions of content and sell 3D digital displays to generate advertising revenues.

Provided that all monetary terms and conditions of the Licensing Agreement, the Addendums and Amendments to the Licensing Agreement are met, the license shall remain in force. Should there be a breach in the Agreement, or if SKGP fails to remain on the OTCBB, the License will terminate.

The Gina D Brand Library® television programs can be seen worldwide over 30 times a week on major Christian cable and broadcast television networks including: the Trinity Broadcasting Network (TBN), the Smile of a Child 24/7 Network, the Christian Television Network (CTN), the World Harvest-LeSea Network (WHT), the Victory Television Network (VTN), the AMGTV Network, and the TCT Television Network through Broadcast Stations, DirectTV, Dish Network, Sky Angel, Comcast, Brighthouse Network and a number of other Christian and Family cable networks and Broadcast Stations. The programs can be seen in the following territories: United States, Europe, Middle East, Australia, New Zealand, S.E. Asia, Africa, Russia and on Canada's own Miracle Channel.

To capitalize on all of the current television exposure, the company plans to raise money to distribute and promote “Sing Along with Gina D & Bert The Bee” a pre-school family Television Special, DVD’s and CD’s to be sold domestically and internationally narrated in English by American “Radio Icon” Casey Kasem and in Spanish. SKGP will also manufacture and distribute all the “Gina D Brand Library® products consisting of 57 DVD’s and over 340 Original Song CD’s & Music Videos which are all owned by 3DFV and licensed to the Company. SKGP plans on distributing the Gina D Brand Library® products through large retail outlets and large books stores. Additionally these products are anticipated to be sold over the Internet online retailers.

To accomplish this, the Company will need to raise substantial additional financing. As of the date of this Report, no such contractual arrangements have been made to distribute the Company’s products as described above, and no such financing has been attained.

CORPORATE ACTIONS

To amend Article V of the Corporation’s Articles of Incorporation to provide that the capital stock of the Corporation be increased to 940,000,000 shares, including 900,000,000 shares of common stock and 40,000,000 shares of preferred stock, each with a par value of $0.0001 per share.

The Company's Board of Directors proposed to ask its majority stockholders to approve an amendment to the Company’s Articles of Incorporation and the filing of said amendment with the Secretary of State of the State of Florida increasing the authorized capital stock of the Company to 940,000,000 shares, including 900,000,000 shares of common stock and 40,000,000 shares of preferred stock, each with a par value of $0.0001 per share.

Purpose of Amendment

At the present time, the Company’s authorized capital stock consists of 400,000,000 shares of common stock and no class of preferred stock. As of the date of this Report, 354,917,209 shares of common stock are issued and outstanding. In the Company’s opinion, this leaves the Company with limited flexibility should the Company seek to acquire other companies or to raise additional capital through the issuance of common stock or securities that are convertible into shares of common stock.

The Company also believes that it is important to authorize a class of preferred stock which can be issued by the Board in different series (generally referred to as “blank check preferred”). This is flexibility that most companies have from their incorporation. While preferred stock can be used to delay or prevent hostile takeover of the Company, it is not the Company’s current intent to use it in that manner. We are not aware of any effort to undertake a hostile takeover of the Company at the present time and, because of the concentration of stock ownership in a few people; any such attempt would likely be futile.

Release No. 34-15230 of the staff of the Securities and Exchange Commission requires disclosure and discussion of the effects of any stockholder proposal that may be used as an anti-takeover device. However, the proposed increased in the authorized capital stock is not the result of any such specific effort; rather, as indicated above, the purpose of the increase in the authorized capital stock is to provide the Company’s management with the ability to issue shares for future acquisition, financing and operational possibilities, and not to construct or enable any anti-takeover defense or mechanism on behalf of the Company. While it is possible that management could use the additional shares of common stock or preferred stock to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders, the Company has no intent or plan to employ the additional unissued authorized shares as an anti-takeover device. As a consequence, the increase in authorized common stock and creation of preferred stock may make it more difficult for, prevent or deter a third party from acquiring control of the Company or changing our current Board of Directors and management, as well as inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. The Company currently has no such provisions in any of its governing documents nor are there any plans or proposals to adopt other provisions or enter into other arrangements that may have anti-takeover consequences.

The authorized but unissued shares of preferred stock contemplated by this Amendment to our Articles of Incorporation may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors in their sole discretion shall have the power to determine the relative powers, preferences, and rights of each series of preferred stock.

The change in capital will not affect the relative rights or privileges of our Common Stock stockholders. The newly authorized Common Stock will have the same rights as the presently authorized shares of Common Stock.

The Company intends to seek to raise additional capital from the sale of its common stock or preferred stock in the near future. We can provide no assurances that the Company will be successful in raising additional capital from the sale of its securities on terms satisfactory to the Company, if at all. The proposed increase in the number of authorized shares of common stock and creation of preferred stock would give the Company the necessary shares of capital stock to use in connection with current and future capital raise transactions, use in employee benefit plans, acquisitions, mergers and other corporate purposes. We do not have any plans, arrangements or agreements to issue any of the newly available shares of common stock or preferred stock.

Stockholders of the Company do not have any preemptive rights with respect to any of the presently authorized but unissued shares of capital stock of the Company.

No dissenting stockholder will have a right of appraisal or right to receive payment for his stock by reason of such dissent.

Directors and Executive Officers

The following table sets forth the respective names, ages and positions of our directors and executive officers as well as the year that each of them commenced serving as a director with SKGP. The terms of all of the directors, as identified below, will run until our annual meeting of stockholders in 2011.

Person and Position:	Age:	SKGP Director Since:
Richard Shergold — President, Chief Development Officer and Co-Chairman (Principal Financial Officer)	47	2003

Joseph DiFrancesco — Chief Executive Officer and Co-Chairman (Principal Executive Officer)	68	2010
Lisa Yakiwchuk — Chief Operating Officer, Administrative Officer, Secretary and Director	42	2003
Michael Gibilisco — Director	39	2010

Management and Director Biographies

Richard Shergold
Chief Development Officer and Chairman

-	1992 – 2001 - Be Alert Bert – Founder, Producer/Creator/Marketer of 54 TV series shows

-	2000 – Present – Genuine Publishing - Self Employment, develop software for online fitness training

-	2003 – Present – Smart Kids Group Inc. – Founder, CEO (until 2009), CDO (2009 – present) and Chairman

-	2003 – Present – Smart Kids International Holdings – CEO and Chairman

In 1991, Mr. Shergold created the Be Alert Bert series. From 2004 to 2009, Mr. Shergold served as the CEO, Chief Creative Officer and Chairman of Smart Kids Group Inc. Presently, Mr. Shergold is the Chief Development Officer and Chairman of the Board. Prior to creating Be Alert Bert, Mr. Shergold owned a chain of Martial Arts schools in Canada and the U.S.

Mr. Shergold has created, produced and marketed television series, a fitness programs, software and related websites. In addition, to Be Alert Bert, Mr. Shergold created, produced and stars in Full Motion Fitness and 3-D Fitness Trainer, an exercise program.

Since 2003, Mr. Shergold serves as the CEO and Director under Smart Kids International Holdings, the holding company for Smart Kids intellectual property.

Mr. Shergold is solely responsible for production of all of the Company’s sublicensed intellectual property, including the Be Alert Bert series. He created each idea from inception, developed the characters, wrote the scripts, wrote the music, developed the storylines, and directed and produced the productions. As stated earlier in this report, the source of all of our intellectual property is our founder, Richard Shergold who created all content.

Joseph DiFrancesco
Chief Executive Officer and Co-Chairman

Mr. Joseph DiFrancesco is the founder, Chairman, CEO, and President of 3D Future Vision, Inc. Through his efforts, 3DFV has created Gina D's Kids Club® programs that have won a Telly Award, a Kids First Award, a Communicator Award and a Crystal Award for Excellence in Creativity, Special Effects and Animation. The show has also been approved by Kids First and the Coalition for Quality Children's Media. The entire series of television DVDs have received a 5 star review and been awarded the Dove Foundation Family Seal of Approval. In addition, the Safety, Health and Fitness television DVD has been awarded the 2007 Greatest Products Award from iParenting Media which is owned by Disney.

For the past seven years, he and his wife, 3DFV Co-Executive Producer Bernadette DiFrancesco, were responsible for creating the idea, the characters, the music and the production of the Gina D Brand Library which is owned exclusively by 3D Future Vision, Inc. that includes: 31 half-hour episodes of Gina D's Kids Club®,  13 half-hour episodes of Sing Along With Gina D, 13 half-hour episodes of  Gina's Pre-School Musical-The Series Narrated By Casey Kasem , over 300 written and recorded original songs and music videos and a 90 minute made for television movie called Gina D's Pre-School Musical narrated by Casey Kasem. On September 9, 2010, Smart Kids Group, Inc. and 3D Future Vision, Inc. entered into an exclusive license agreement for the licensing of the Gina D Brand Library® for a term of 25 years.

On September 9, 2010, concurrent with and pursuant to the execution of the License Agreement, Mr. Joseph DiFrancesco was elected as a director of the Board of Directors pursuant to a written consent of the majority shareholders of the Company in lieu of a meeting of shareholders. Mr. Joseph DiFrancesco was appointed by the Board of Directors to serve as the Company’s Chief Executive Officer.

Lisa Yakiwchuk
Director of Operations, Administrative Officer, Secretary and Director

-	2003 – Present – Smart Kids Group Inc. - Administrative Officer, Secretary and Director

-	2003 – Present – Smart Kids International Holdings – Corporate Secretary/Director

-	2003 – Present – TKS Administration Services – Self-employed

-	2004 – Present – Alberta Children and Youth Services – Executive Division

Ms. Yakiwchuk has been in the executive administration field for over 24 years. Ms. Yakiwchuk has served over 18 years in public provincial government administration. As a previous Supervisor of Administration, she oversaw 11 employees in the social services sector, working with child welfare, children with disabilities and foster homes.

On September 9, 2010, concurrent with and pursuant to the execution of the License Agreement, Ms. Lisa Yakiwchuk was appointed by the Board of Directors to serve as the Company’s Chief Operating Officer. Ms. Yakiwchuk also serves as the Company’s Secretary and director.

Michael Gibilisco
Director

Mr. Michael Gibilisco is President of MG Studios and the Creator and developer of a provisional patent 3D digital processing technology and also has worked with Mr. Joseph DiFrancesco for the last 9 years as Director of the Gina D's Kids Club programs that air in over 95% of the worlds markets. Mike has 15 years experience in the Film, Video and Animation industry. His credits include producing and directing television shows for numerous clients, such as, Nickelodeon, Disney and Universal Studios with airings on a variety of networks such as PBS, ABC, WB, FOX, TBN, CBS, NBC, TNN, MTV, BET, satellite dish networks and affiliate networks. Michael Gibilisco is also a consultant for a number of companies for his experience in marketing and syndication efforts for a variety of projects. Michael Gibilisco formed his own company; MG Studios back in 1997 and since has grown to work with major motion picture and television studios producing quality programs. His personal involvement includes managing and overseeing the development and creation of projects along with pre production, production and post-production. Michael Gibilisco background includes producing and directing animated series, children's television show series along with music videos, commercials, infomercials, public service announcements, and a television series. Michael Gibilisco has received The Communicator's and Aurora awards for directing, special effects and animation along with being nominated for an Emmy. Michael's company, MG Studios is a state of the art fully digital studio located in Longwood, Florida with capabilities to produce, edit, animate, motion capturing, create special effects, compose music, composite, CD-ROM and DVD authoring, along with web design and much more. MG Studios specializes in the creation and complete media packaging for the television and film industry. Recently, Michael Gibilisco has ventured into the 3D Stereoscopic and Auto-Stereoscopic arena. With his experience in the film and video industry and being involved with the technical aspects of the industry, he created his own process and software to view image/video/film with and without the use of 3D glasses.

On September 9, 2010, pursuant to and concurrent with the execution of the License Agreement, Mr. Michael Gibilisco was elected as a director of the Board of Directors pursuant to a written consent of the majority shareholders of the Company in lieu of a meeting of shareholders. Mr. Gibilisco was recommended to the majority shareholders for election to the Board of Directors by Mr. Joseph DiFrancesco pursuant to the License Agreement.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions in that our officers and directors serves in all the above capacities.

Corporate Governance

Nominating and Compensation Committees

We do not have standing nominating or compensation committees, or committees performing similar functions. Our board of directors believes that it is not necessary to have a standing compensation committee at this time because the functions of such committee are adequately performed by our board of directors.

Our board of directors also is of the view that it is appropriate for us not to have a standing nominating committee because our board of directors has performed and will perform adequately the functions of a nominating committee. Our board of directors has not adopted a charter for the nomination committee. There has not been any defined policy or procedure requirements for stockholders to submit recommendations or nomination for directors. Our board of directors does not believe that a defined policy with regard to the consideration of candidates recommended by stockholders is necessary at this time because we believe that, given the early stages of our development, a specific nominating policy would be premature and of little assistance until our business operations are at a more advanced level. There are no specific, minimum qualifications that our board of directors believes must be met by a candidate recommended by our board of directors. The process of identifying and evaluating nominees for director typically begins with our board of directors soliciting professional firms with whom we have an existing business relationship, such as law firms, accounting firms or financial advisory firms, for suitable candidates to serve as directors. It is followed by our board of directors’ review of the candidates’ resumes and interview of candidates. Based on the information gathered, our board of directors then makes a decision on whether to recommend the candidates as nominees for director. We do not pay any fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominee.

Audit Committee

We do not have a standing audit committee at the present time. Our board of directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K, nor do we have a board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The board of directors of our company does not believe that it is necessary to have an audit committee because we believe that the functions of an audit committee can be adequately performed by the board of directors. In addition, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any revenues from operations to date.

Other Committees

All proceedings of our board of directors for the year ended June 30, 2010 were conducted by resolutions consented to in writing by our directors and filed with the minutes of the proceedings of the board of directors. Our company currently does not have nominating, compensation or audit committees or committees performing similar functions nor does our company have a written nominating, compensation or audit committee charter. Our board of directors believes that it is not necessary to have such committees, at this time, because they can adequately perform the functions of such committees.

Our Company does not have any defined policy or procedural requirements for stockholders to submit recommendations or nominations for directors. Our directors believe that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. Our board of directors will assess all candidates, whether submitted by management or stockholders, and make recommendations for election or appointment.

A stockholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our Chief Executive Officer, Mr. Joseph DiFrancesco, at the address appearing on the first page of this Information Statement.

Involvement in Certain Legal Proceedings.

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

4.
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this Report by (i) each Named Executive Officer, (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our common stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock listed as owned by such person.

Name and Address of Beneficial Holder	Title	Shares of Common Stock		Percentage of Common Stock (1)
Richard Shergold 9768-170 Street, Suite 234, Edmonton, Alberta T5T5L4	President, Chief Creative Officer and Co-Chairman (Principal Financial Officer and Accounting Officer)	156,949,209	(2)	44.22%

Paul Andrew Ruppanner 44 Coyote Mountain Rd. Santa Fe, New Mexico 87505	Former Chief Executive Officer, President and Director	10,000,000	(3)	2.82%

Joseph DiFrancesco 2005 Tree Fork Lane, Suite 109, Longwood, Florida 32746	Chief Executive Officer and Co-Chairman (Principal Executive Officer)	100,000,000	(4)	28.18%

Lisa Yakiwchuk 18012-73 Avenue Edmonton, Alberta T5T3K3	Chief Operating Officer, Secretary and Director	26,780,000		7.55%

Michael Gibilisco 2005 Tree Fork Lane, Suite 109, Longwood, Florida 32746	Director	0		--

All executive officers and directors as a group (5 persons)	—	288,329,209		81.24%

Notes:

(1)
Applicable percentage of ownership is based on 354,917,209 shares of common stock issued and outstanding as of October 25, 2010. Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage of any other person.

(2)
Mr. Shergold beneficially owns 156,949,209 shares of common stock. 135,645,400 shares are held in his name. 2,882,709 shares are held by Genuine Publishing, a business entity owned by Mr. Richard and of which Mr. Shergold maintains voting and dispositive control. 18,421,100 shares are held by Smart Kids International Holdings, Inc., a business entity owned by Mr. Richard and of which Mr. Shergold maintains voting and dispositive control.

(3)	Denotes Shares held by the Ruppanner Family Trust of which Paul Andrew Ruppanner has voting and dispositive control. Mr. Ruppanner no longer serves as an officer, director or employee of the Company.

(4)
These shares are held in the name of 3D Future Vision, Inc., a Florida corporation which is 100% jointly owned by Mr. Joseph DiFrancesco, our Chief Executive Officer, and his spouse, Bernadette DiFrancesco as husband and wife with the right of survivorship. This 100,000,000 shares of restricted common stock does not include approximately another 100,000,000 shares of restricted common stock that is subject to be issued in accordance with the Exclusive License Agreement with 3D Future Vision, Inc. when the Company files the requisite documents with the SEC in order to increase the authorized number of common shares.

Family Relationships amongst Directors and Officers

Richard Shergold, the President, Chief Development Officer and Chairman of the Company, and Lisa Yakiwchuk, the Director of Operations, Administrative Officer, Secretary and Director of the Company, are cousins. Other than the foregoing, there are no family relationships between the officers and directors of the Company.

Certain Relationships and Related Party Transactions

Described below are transactions, since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets for the last three completed fiscal years, and in which any of our directors, nominee directors, executive officers, security holders who beneficially own 5% or more of our voting securities, and any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest. We believe that terms of each transaction below were comparable to those obtainable from unaffiliated third parties.

All of the trademarks and work product that the Company currently works with is under an exclusive sublicense agreement with SKIH who licenses such Intellectual Property from Richard Shergold, the owner of all of the Intellectual Property for $5,000 per month plus royalties fees as described above.

Due to Related Parties

As of June 30, 2010 and 2009, the Company incurred $475,558 and $1,251,243 respectively. The due to related parties consists of the payments due under employment agreements along with the related United States employment taxes and license agreements and unreimbursed operating expenses incurred by the majority shareholder. The advances for unreimbursed operating expenses do not bear interest or any specific repayment terms.

	June 30, 2010	June 30, 2009

Employment contracts	$475,558	$1,078,918
Licensing agreement	-	154,211
Unreimbursed expenses	-	18,114

Total due to related parties	$475,558	$1,251,243

Exclusive Sub-Licensing Agreement with Smart Kids International Holdings, Inc.

All intellectual property relating to Be Alert Bert® including the trademarks and work product that the Company currently works with are under an exclusive sublicense agreement with Smart Kids International Holdings, Inc., (“SKIH”) which leases all of the intellectual property relating to Be Alert Bert® from Mr. Shergold, the Company’s President, Chief Creative Officer and Co-Chairman of the Board. This sublicense agreement has been effective since June 20, 2005, at an annual fee of $60,000. Effective January 1, 2010, this licensing agreement was the subject of the Board of Directors’ resolution to no longer accrue licensing fees for this agreement until further notice. On June 25, 2010, 18,421,000 restricted common shares were issued in exchange for the outstanding and accrued licensing fees as of December 31, 2009 in the amount $184,211 at a per share price of $0.01.

The term of the sublicense agreement is 25 years. We also have the option to extend the sublicense agreement in perpetuity. The royalty fee under the sublicense agreement is $5,000 per month. SKIH has the right to terminate, if not otherwise cured within 45 days after notice, the sublicense agreement in the event we become insolvent, file bankruptcy proceedings either voluntary or involuntary, abandon the sublicense, assign the sublicense without SKIH’s written consent, fail to observe or perform any of our obligations under the sublicense agreement, or if there is a change of control of our Company. Upon the expiration or termination of the sublicense agreement, we have the right to sell any licensed products on hand as of the expiration date or termination of the sublicense agreement subject to the payment of royalties to SKIH, if applicable.

3D Future Vision, Inc. Exclusive Licensing Agreement

Effective September 9, 2010, SKGP and 3D Future Vision, Inc., a Florida corporation ("3DFV”), entered into a License Agreement (the “License Agreement”) on an exclusive basis for a term of twenty five (25) years. Pursuant to the License Agreement, 3DFV grants certain rights under its proprietary intellectual property related to the Gina D Brand Library® intellectual property inventory (“Licensed IP”) to SKGP to make, have made, import, use, offer for sale, promote, distribute, sell products and processes, and otherwise commercially exploit the Licensed IP in all fields and any manner as deemed necessary in the sole discretion of the Company.

In consideration for the execution of the License Agreement and for the exclusivity of the license, SKGP has agreed to pay a one-time fee of $263,008 to the owners of 3DFV, Mr. Joseph DiFrancesco and his spouse Bernadette,  and issue an amount of shares of SKGP common stock to 3DFV equivalent to render 3DFV’s percentage of stock ownership in the Company equal to that of Mr. Richard Shergold, the Company’s President and Co-Chairman of the Board of Directors , who currently owns 156,949,209 shares (44.22%). This issuance to 3DFV will amount to approximately 156,949,209 shares of the Company’s common stock. As of October 14, 2010, 3DFV has been issued 100,000,000 shares of restricted common stock; the remaining shares of restricted common stock have yet to be issued subject to the requisite filings with the SEC to increase the number of authorized shares of common stock.   In addition, 3DFV’s President, Mr. Joseph DiFrancesco, has been appointed as the SKGP’s Chief Executive Officer and Co-Chairman of the Board of Directors pursuant to a written consent of the majority shareholders of the Company in lieu of a meeting of shareholders. Pursuant to the License Agreement, Mr. DiFrancesco was granted the right to appoint an additional board member in his sole and absolute discretion, and he subsequently appointed Mr. Michael Gibilisco for consideration. Mr. Gibilisco was subsequently elected to the Board by a majority vote of the shareholders.

3DFV and Richard Shergold will be issued the number restricted common shares for the amount agreed upon which is 200 million shares each in total.  A change of control clause exists in the licensing agreement for SKGI, but will be amended to be an even split between SKGP and 3DFV.

Office Rent

The Company shares office space at the residence of the Co-Chairman of the Board, President and Chief Development Officer located in Edmonton, Canada at no cost. In addition, the Company shares office space at the residence of the Chief Executive Officer and Co-Chairman of the Board of the Company in Longwood, Florida at no cost.

For the years ended June 30, 2010 and 2009, the rent expense was zero.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. Based on our review of the copies of such forms received by us, and to the best of our knowledge, all executive officers, directors and greater than 10% stockholders filed the required reports in a timely manner.

Director Independence

The OTCBB on which our shares of common stock is quoted does not have any director independence requirements. In determining whether our directors are independent, we refer to NASDAQ Stock Market Rule 4200(a)(15). Based on those widely-accepted criteria, we have determined that our Directors are not independent at this time.

No member of management is or will be required by us to work on a full time basis, although our president currently devotes fulltime to us. Accordingly, certain conflicts of interest may arise between us and our officer(s) and director(s) in that they may have other business interests in the future to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer's understanding of his/her fiduciary duties to us.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because none of our directors are independent directors, we do not currently have independent audit or compensation committees. As a result, these directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

Executive Officer Compensation

The following table sets forth certain compensation information for: (i) each person who served as the chief executive officer of our company at any time during the year ended June 30, 2009, regardless of compensation level, and (ii) each of our other executive officers, other than the chief executive officer, serving as an executive officer at any time during 2009. The foregoing persons are collectively referred to herein as the “Named Executive Officers.” Compensation information is shown for fiscal years 2010 and 2009.

Name/Principal Position	Year	Salary		Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Richard Shergold
President, Chief Development Officer	2010	$50,000	(3)	$0	$0	$0	$0	$0	$0	$50,000
and Co-Chairman, Principal Financial/Accounting Officer	2009	$100,000	(3)	$0	$0	$0	$0	$0	$0	$100,000

Paul Andrew Ruppanner
Former President, CEO and Principal Executive and Financial/Accounting Officer and Director	2010	$50,000	(3)	$0	$0	$0	$0	$0	$0	$50,000
	2009	$100,000	(3)	$0	$0	$0	$0	$0	$0	$100,000

Lisa Yakiwchuk
Director of Operations, Administrative Officer, Secretary and Director	2010	$60,000	(3)	$0	$0	$0	$0	$0	$0	$60,000
	2009	$60,000	(3)	$0	$0	$0	$0	$0	$0	$60,000
Joseph DiFrancesco
Chief Executive Officer, Co-Chairman Principal Executive Officer	2010	$0		$0	$0	$0	$0	$0	$0	$60,000
	2009	$0		$0	$0	$0	$0	$0	$0	$0

(1)	Reimbursement for office and administration expenses.

(2)	Reimbursement for travel expenses.

(3)
Salaries have not been paid. No compensation has been paid to our officers or directors since our inception in 2003. For the year ended June 30, 2010, we incurred $151,196 in accrued compensation, consisting of payments due under employment agreements along with the related employment taxes, consulting agreements and operating expenses. Such expenses have been booked as accrued expenses on the Company’s balance sheet.

No stock options have been granted to the Company’s officers and directors and none are issued or outstanding.

Employment Agreements

Mr. Shergold:

Effective August 1, 2005, the Company entered into an employment agreement with Mr. Shergold at an annual salary as of $100,000, payable in equal monthly installments. The employment agreement provides that Mr. Shergold’s base salary will escalate to $120,000 per year when the business cash flow permits and with the approval to the Board of Directors. Mr. Shergold’s base salary is subject to annual review by the Board of the Directors of the Company on or about each January 1st thereafter as long as the employment agreement is in effect. There are no additional payments due to Mr. Shergold for work performed prior to the date of the employment agreement. Pursuant to the employment agreement, the Company provides Mr. Shergold $1,000 a month to cover general personal operating expenses and to reimburse Mr. Shergold for other documented and itemized business expenses for all reasonable travel, entertainment and other expenses in excess of the prior $1,000 consistent with expense reimbursement policies adopted by the Board of Directors of the Company. The Company has determined that 100% of Mr. Shergold’s time is spent on software development and the related costs are being capitalized in accordance with Statement of Position #98 issued by the American Institute of Certified Public Accountants in March 1998. The term of Mr. Shergold’s employment agreement is indefinite and may be terminated by the Company for Cause (as defined in the employment agreement) or by Mr. Shergold upon 30 days prior written notice or in the event of Mr. Shergold’s death or permanent disability.

Ms. Yakiwchuk:

Effective December 31, 2007, the Company entered into an employment agreement with Lisa Yakiwchuk, the Director of Operations, Administrative Officer and Secretary of the Company. She is to receive annual compensation of $120,000. The Company intends to accrue this amount along with the other payments required under the other employment agreements and the advisory agreement. The Company has determined that 100% of the Secretary time is spent on corporate and administrative matters and all costs are expensed in the current period as incurred.

Development Related to Salaries Accrued Pursuant to Employment Agreements

On June 25, 2010, the Company issued 92,829,209 restricted common stock in exchange for the outstanding and accrued officers’ salaries and licensing fees as of December 31, 2009 in the amount $928,292 at a per share price of $0.01. Effective January 1, 2010, the Company’s Board of Directors passed a resolution for the Company to no longer accrue any officers’ salaries, and license fees until further notice.

 Significant Employees

We have no significant employees other than our executive officers and directors named in this report. We conduct our business through agreements with consultants and arms-length third parties.

AVAILABLE INFORMATION

For more detailed information regarding the Company, including financial statements, you may refer to our most recent Form 10-K for the period ended June 30, 2010, which was filed on October 14, 2010, as well as our recent quarterly and periodic filings with the Securities and Exchange Commission (“SEC)” which we file from time to time. This information may be found free of charge on the SEC’s EDGAR database at http://www.sec.gov/ or by contacting the Company.

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement which describes the purpose and effect of the actions and Amendment. Your consent to the actions and Amendment is not required and is not being solicited in connection with this action. This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Securities Exchange Act of 1934, as amended.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. THE DATE OF THIS INFORMATION STATEMENT IS ___________________, 2010. WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY LATER DATE THAN THE DATE OF THE INFORMATION STATEMENT, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

By Order of the Board of Directors,
Longwood, Florida October 25, 2010

By: /s/ JOSEPH DIFRANCESCO
Name: Joseph DiFrancesco Title: Chief Executive Officer and Co-Chairman (Principal Executive Officer)

By: /s/ RICHARD SHERGOLD
Name: Richard Shergold Title: President, Chief Development Officer and Co-Chairman (Principal Financial and Principal Accounting Officer)